Exhibit 10.5
HORMEL FOODS CORPORATION
EXECUTIVE SEVERANCE PLAN

(Effective as of January 31, 2026)

1.Purpose and Scope. The purpose of this Hormel Foods Corporation Executive Severance Plan (this “Plan”) is to set forth the compensation and benefits, if any, that are due to designated executive officers and other employees of Hormel Foods Corporation, a Delaware corporation (the “Company”) and its Subsidiaries in the event of a termination of their employment in certain specified circumstances, all as further provided for under this Plan. This Plan applies to the executive officers and other employees of the Company and its Subsidiaries who, from time to time: (A) are identified and designated in writing by the Compensation Committee (or its successor, the “Committee”) of the Board of Directors of the Company (the “Board”) as being covered by this Plan, (B) are not parties to individual employment or severance agreements providing substantially comparable benefits, and (C) have executed an acknowledgement regarding such participation substantially in the form attached hereto as Exhibit A (the “Acknowledgement”) (each such person, a “Participant”). The Committee will designate in writing a Severance Factor (as defined below) for each Participant, including by name or by title/position or otherwise. Notwithstanding the definition of “Participant” as set forth in this Section 1 of this Plan, the Committee may, in its discretion and from time to time, determine that a Participant will no longer remain a qualifying Participant under the Plan; provided, however, that no such determination may adversely affect any Participant without the Participant’s prior written consent unless the Company provides at least four months’ written notice of such determination to such adversely affected Participant. The Plan is effective as of January 31, 2026 (the “Effective Date”).

2.Definitions. The following definitions are applicable for purposes of this Plan (including any exhibits hereto), in addition to terms defined in Section 1 above or otherwise defined in this Plan:

(a)“Accrued Obligations” means the sum of a Participant’s (i) base salary earned but unpaid (and otherwise payable) through the Date of Termination, (ii) applicable payment for unused paid time-off, if any, accrued as of the Date of Termination, and (iii) unreimbursed business expenses reimbursable under policies of the Company and its Subsidiaries then in effect; provided, however, that in the case of each of (i) and (ii), to the extent permissible under applicable law and consistent with Code Section 409A, the Company may offset such amounts against any obligations and liabilities of the Participant to the Company or any Subsidiary.

(b)“Affiliate” means any entity that is a Subsidiary of the Company, or any other entity in which the Company owns, directly or indirectly, at least 20% of combined voting power of the entity’s Voting Securities.

(c)“Award” shall mean any unvested and/or unearned stock-based award or cash award granted to a Participant under an Incentive Plan.

(d)“Beneficiary” means a Person or entity that a Participant designates in writing to the Company to receive payments or benefits hereunder in the event of the Participant’s death. If no such Person or entity is named or there is no surviving designated Beneficiary, such Participant’s Beneficiary shall be the Participant’s estate.

(e)“Board” has the meaning specified in Section 1.

(f)“Bonus” means the annual performance-based cash Award granted to the Participant under an Incentive Plan (including the Company’s Annual Incentive Plan or its successor(s)).

(g)“Cause” means such Participant’s:

(i)    material failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of disability);

(ii)    material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses);

(iii)    material breach of the Company’s business conduct or ethics code or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Subsidiary or Affiliate;

(iv)    engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its Subsidiaries or Affiliates; or

(v)    engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its Subsidiaries or Affiliates, their business or any of their customers, employees or vendors.

(h)“COBRA” means the continuation coverage requirements for “group health plans” under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, including rules thereunder and successor provisions and rules thereto.

(i)“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder (a reference to any provision of the Code shall include reference to any successor provision of the Code or successor regulations).

(j)“Code Section 409A” means Section 409A of the Code and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to Code Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

(k)“Committee” has the meaning specified in Section 1.

(l)“Company” has the meaning specified in Section 1.

(m)“Company Policy” means any corporate policies of the Company and its Subsidiaries and Affiliates, and any personnel policies or related documents, each as may be in effect from time to time.

(n)“Date of Termination” means, unless otherwise agreed to by the Company, (i) if a Participant’s employment is terminated by the Company and/or its Subsidiaries for Cause, the date on which a notice of termination is given or the date set forth in such notice, (ii) if the Participant’s employment is terminated by the Participant for Good Reason, the date that is one day after the last day of any applicable cure period, (iii) if the Participant’s employment is terminated by reason of death, the date of death of the Participant, or (iv) if the Participant’s employment is terminated for any other reason, the date on which a notice of termination is given or the date set forth in such notice. Notwithstanding anything in this Plan to the contrary, unless otherwise agreed to by the Company and the Participant prior to the Date of Termination, the Participant shall (x) be deemed to have automatically resigned from all directorships and offices or other roles with the Company and its Subsidiaries, and their Affiliates (including joint ventures), as of the Date of Termination, and (y) agree to execute and deliver any documentation reasonably requested (or to take any other reasonably requested steps) to effect or confirm such resignations.

(o)“Director” means a member of the Board.

(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(q)“Forfeiture Event” has the meaning specified in Section 6(b)(i).

(r)“Good Reason” means the occurrence of any of the following, unless mutually agreed upon by the Company and a Participant:

(i)    a material diminution in the Participant’s duties, authorities or responsibilities;

(ii)    a material reduction in the Participant’s base salary or target Bonus;

(iii)    a permanent reassignment of the Participant’s primary workplace beyond a 50 miles radius from the Participant’s then-current primary workplace; or

(iv)    a material breach by the Company of any obligation under this Plan or another material agreement between the Company and the Participant.

Notwithstanding the foregoing, none of the circumstances described above shall constitute Good Reason unless (x) the Participant provides the Company with written notice specifying in reasonable detail the circumstances alleged to constitute Good Reason within 45 days of the initial existence of such circumstances, (y) the Company fails to remedy the circumstances within the 45 days following its receipt of such notice and (z) the Participant actually terminates employment on the Date of Termination.

(s)“Incentive Plan” means each plan, policy, program or arrangement maintained by the Company pursuant to which cash or equity-based awards may be granted to Participants, as may be amended and/or restated from time to time.

(t)“Participant” has the meaning specified in Section 1.

(u)“Person” means an individual, corporation, partnership, limited liability company, association, trust, other entity, group or organization including a governmental authority.

(v)“Plan” has the meaning specified in Section 1.

(w)“Release” has the meaning specified in Section 6(c)(i).

(x)“Release Period” has the meaning specified in Section 6(c)(i).

(y)“Severance Factor” means, unless otherwise provided in a written agreement specifically regarding such topic between a Participant and the Company as of the Date of Termination, the multiple designated in writing by the Committee for each Participant (whether by name or by title/position or otherwise).

(z)“Severance Payments and Benefits” means, with respect to a Participant, all applicable benefits provided or payments made by the Company to or for the benefit of the Participant under this Plan.

(aa)“Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association or other similar entity), but more than 50% of whose ownership or control interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

(bb)     “Voting Securities” means at any time, the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company or members of the board of directors or similar body in the case of another entity.

3.Termination of a Participant’s Employment for any Reason. Subject to the terms and conditions hereof, in the event of any termination of a Participant’s employment with the Company and its Subsidiaries for any reason, including but not limited to a termination of employment by the Company and its Subsidiaries for Cause or a termination of employment as a result of voluntary resignation by the Participant without Good Reason:

(a)The Company shall pay the Participant the Accrued Obligations, payable on the dates such amounts would have been payable under the Company’s policies if the Participant’s employment had not terminated, but in no event more than 60 days after the Participant’s Date of Termination, or sooner if required by applicable law.

(b)Subject to the potential application of the terms of Sections 4(c)-(d) of this Plan, any outstanding Awards (including, for the avoidance of doubt, any stock options, restricted stock, restricted stock units or stock appreciation rights) held by the Participant as of the Date of Termination shall be governed by the terms and conditions of the applicable Award agreements and Incentive Plans.

In the event of a termination of the Participant’s employment by the Company and its Subsidiaries for Cause or a termination of the Participant’s employment as a result of voluntary resignation by the Participant without Good Reason, the Participant shall not be entitled to receive any compensation, payments or benefits except as specified in Sections 3(a)-(b).

4.Termination of a Participant’s Employment by the Company Without Cause or by the Participant for Good Reason. In addition to the payments and benefits set forth in Section 3 as described therein, in the event a Participant’s employment with the Company and its Subsidiaries is terminated either by the Company and its Subsidiaries without Cause or by the Participant for Good Reason, the Participant shall also be entitled to receive the following:

(a)An amount equal to the product of (i) the Participant’s Severance Factor times (ii) the sum of (A) Participant’s annual base salary rate as of the Date of Termination (without regard to any reduction giving rise to Good Reason) and (B) Participant’s annual target Bonus amount for the fiscal year in which the Date of Termination occurs (without regard to any reduction giving rise to Good Reason), which amount will be payable in equal installments over a number of years equal to the Participant’s Severance Factor beginning on the Date of

Termination in accordance with the Company’s normal payroll practices, but subject to the effectiveness of the applicable Release as provided in Section 6(c).

(b)If the Participant participated in the Company’s medical plan immediately prior to the Date of Termination, an amount equal to the estimated cost of continuation coverage for the Participant and the Participant’s covered family members under the Company’s medical plan pursuant to COBRA for a number of months equal to the product of (i) 12, multiplied by (ii) the Severance Factor. This amount will be payable in a lump sum on the next regularly administered pay period following the effectiveness of the applicable Release as provided in Section 6(c).

(c)The Company shall pay the Participant a pro-rated Bonus payout for the fiscal year in which the Date of Termination occurs based (i) on actual performance for the full applicable fiscal year, and (ii) pro-rated based on the portion of the year worked (i.e., number of days employed in the fiscal year during which the Date of Termination occurs, divided by 365), payable at the same time similar Bonuses are paid to the Company’s other similarly-situated employees, but in no event later than January 15 of the calendar year following the calendar year in which the applicable performance period for such Bonus ends (provided, however, that no such payment will be made if such Bonus for such fiscal year has previously been paid to the Participant). For the avoidance of doubt, such pro-rata Bonus will be paid without application of negative discretion uniquely applied to the Participant (and without regard to any reduction giving rise to Good Reason). In addition, if, prior to the Date of Termination, the Company has not paid any Bonus owed with respect to a fiscal year that ended prior to the Date of Termination, the Company shall pay the Participant such unpaid Bonus for the prior fiscal year at the same time similar Bonuses are paid to the Company’s other similarly-situated employees for the prior fiscal year, but in no event later than 2-1/2 months following the end of such prior fiscal year.

(d)To the extent applicable, and unless Participant is entitled to more favorable treatment under the applicable Award agreements and Incentive Plans, with respect to Participant’s outstanding and unvested restricted stock unit awards (“RSUs”) granted under an Incentive Plan and held by Participant as of the Date of Termination:

(i)such RSUs will vest on an accelerated, pro-rata basis as of the Date of Termination and will be settled in Company shares or otherwise paid within sixty-five (65) days after the Date of Termination (subject to Section 409A and applicable tax rules and regulations) as follows: the number of RSUs that will so vest under each such RSU award will be equal to the product of (A) the total number of RSUs subject to such RSU Award, multiplied by (B) a fraction, (i) the numerator of which is equal to the number of days in the vesting period for such RSU award during which Participant was employed by the Company, and (ii) the denominator of which is the total number of days in the vesting period for such RSU award (such product will be rounded to the nearest whole unit); and

(ii)such RSUs will otherwise remain subject to the other terms and conditions of the applicable Award agreements and Incentive Plans governing such RSUs.

5.Certain Reduction of Payments by the Company.

(a)Notwithstanding any provision of this Plan to the contrary, in the event that any payment or distribution by the Company to a Participant or for the Participant’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) (the “Total Payments”) would be subject to the excise tax imposed by Code Section 4999 (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company within the meaning of Code Section 280G (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties are incurred by the Participant with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Total Payments shall be reduced to the minimum extent necessary so that no amount of the Total Payments is subject to the Excise Tax (such amount, the “Reduced Amount”); provided, however, that the Total Payments shall not be so reduced if a nationally recognized accounting firm or other tax professional selected by the Company (the “Accounting Firm”) determines that, without such reduction, the Participant would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Code Section 4999, federal, state, and local income taxes, social security and Medicare taxes and all other applicable taxes, determined by applying the highest marginal income tax rate applicable to individuals under the Code in the calendar year in which the change in ownership or control of the Company occurs, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant’s residence on the effective date of such change in ownership or control of the Company, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, taking into account the reduction in itemized deduction under Code Section 68), an amount that is greater than the amount, on a net after-tax basis (determined in the same manner), that the Participant would be entitled to retain upon receipt of the Reduced Amount.

(b)Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 5 shall be made in good faith by the Accounting Firm in a timely manner and shall be binding on the parties absent manifest error. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Participant. Fees and expenses of the Accounting Firm and any other advisers retained by the Company to assist the Accounting Firm shall be borne solely by the Company. The fact that the Participant’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Participant other than pursuant to this Plan. In the event that any payment or benefit intended to be provided under this Plan or otherwise is required to be reduced pursuant to this Section 5, the Company will reduce the Participant’s payment and/or benefits, to the extent required, in the following order (but, in each case, only the portion thereof, if any, that has been determined by the Accounting Firm to be an “Excess Parachute Payment” within the meaning of Code Section 280G): (i) any cash payments and Bonus payments; (ii) payments (including any acceleration of vesting or payments) under equity incentive awards where the full amount of such payments is treated as a parachute payment under the regulations under Code Section 280G; (iii) payments (including any acceleration of vesting or payments) under equity incentive awards where less than the full amount of such payments is treated as a parachute payment under the regulations under Code Section 280G, and (iv) any non-cash, non-equity based benefits. Within any category of payments and benefits: (A) a reduction will occur first with respect to amounts that are not nonqualified deferred compensation within the meaning of Code Section 409A and then with respect to amounts that are; and (B) the payment and/or benefit amounts (including the acceleration of vesting or payments) to be reduced, if applicable, shall be reduced in the inverse order of their originally scheduled dates of payment or vesting, as applicable. Such payments or benefits shall be reduced in a manner that maximizes the Participant’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A. The Company and the Participant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably require in order to make a determination under this Section 5. The Company and the Participant shall cooperate with the Participant in good faith in valuing, and the Company shall retain an adviser (which may be the Accounting Firm) to value services to be provided by the Participant (including the Participant refraining from performing services pursuant to a covenant not to compete) before, on, or after the date of the transaction which causes the application of Code Section 280G such that Total Payments in respect of such services may be considered to be “reasonable compensation” within the meaning of the regulations under Code Section 280G.

6.Conditions to Receipt of Severance Payments and Benefits; Forfeiture and Repayment Obligations.

(a)Conditions to Receipt of Payments; Participant Obligations. The following requirements must be met by a Participant as a condition to the right to receive, continue to receive, or retain any Severance Payments and Benefits under this Plan:

(i)If requested by the Company, the Participant shall enter into a restrictive covenant agreement, in a form acceptable to the Company, providing for reasonable restrictions (if any) on certain actions by the Participant for up to a two-year period after the Date of Termination or such other time period as may be set forth in a written agreement between the Participant and the Company. Notwithstanding anything in this Plan or otherwise to the contrary, nothing in this Plan or otherwise (A) limits the Participant’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Sarbanes-Oxley Act of 2002) or (B) prevents the Participant from providing, without prior notice to the Company, information (including documents) to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity, no Participant is prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.

(ii)The Participant shall cooperate with the Company by making himself or herself reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and shall not otherwise fail to reasonably assist the Company in any such action, suit, or proceeding by providing information and meeting and consulting with members of management of, other representatives of, or counsel to, the Company, as reasonably requested.

(iii)The Participant shall not (nor shall have), during the period of employment, engage in willful misconduct or violation of a Company Policy that is materially detrimental to the Company or in any action or inaction that would constitute grounds for being terminated for Cause, as determined by the Committee in its sole discretion.

(b)Forfeiture and Repayment Obligations.

(i)If the Company determines that a Participant has failed to comply with his or her obligations, arising under either any agreement with the Company or any Company Policy, whether during his or her term of employment (and such failure would have constituted “Cause”) or subsequent to the Date of Termination (including, without limitation, the restrictive covenant agreement set forth in Section 6(a) or the Release set forth in Section 6(c)) (a “Forfeiture Event”), the Participant will forfeit or repay, as the case may be, all Severance Payments and Benefits, whether vested or unvested, paid or unpaid, in each case, that were settled, paid or provided to the Participant under this Plan, and the Company shall have no further obligation to pay, grant, settle, make, provide or continue to make or provide any Severance Payments and Benefits to the Participant under this Plan. Any such forfeiture or repayment shall not relieve the Participant of any of his or her obligations hereunder.

(ii)For the avoidance of doubt, Severance Payments and Benefits subject to the forfeiture and repayment obligations under this Section 6 shall include any unvested Award, and any amounts paid to the Participant on settlement or vesting of an Award but shall not include (A) any earned and unpaid base salary payable through the Participant’s Date of Termination, (B) any payment for accrued paid time-off, (C) any unreimbursed business expenses reimbursable under Company policies then in effect, and (D) any amount paid by the Participant to the Company as a condition of or in connection with settlement of a forfeited Award.

(iii)Any policy or policies of the Company providing for forfeiture or recoupment of compensation, including in any Incentive Plan, shall apply by its terms and shall not be deemed limited in any way by this Section 6 or any other provision of this Plan. In particular, notwithstanding anything in this Plan to the contrary, by participating in this Plan and accepting any Severance Payments and Benefits hereunder, the Participant acknowledges and agrees that this Plan and any compensation or other benefits or amounts described herein (and any settlements thereof) are subject to the terms and conditions of the Company’s Compensation Recovery Policy (or any similar clawback policy or policies applicable to the Participant) that may be in effect from time to time, including, without limitation, to implement Section 10D of the Exchange Act, as amended, and any applicable rules or regulations promulgated thereunder

(including applicable rules and regulations of any national securities exchange on which the Company’s securities may be traded) (collectively, the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, so applies, applicable sections of this Plan and/or any related documents shall be (if necessary) deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by accepting participation in this Plan, each Participant agrees (or has agreed) to fully cooperate with and assist the Company in connection with any of such Participant’s obligations to the Company pursuant to the Compensation Recovery Policy, and agrees (or has agreed) that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from such Participant of any such amounts, including from such Participant’s accounts or from any other compensation, to the extent permissible under Code Section 409A.

(iv)Otherwise, any clawback or recoupment provisions required by law, including under the Dodd‑Frank Wall Street Reform and Consumer Protection Act or any rules or regulations thereunder, shall apply to the Severance Payments and Benefits paid or payable under this Plan.

(v)Any Severance Payments and Benefits (A) subject to repayment by the Participant under this Section 6 must be repaid to the Company, in the manner and on such terms and conditions as shall be required by the Company by written notice to the Participant and (B) subject to forfeiture will be forfeited immediately upon written notice to the Participant from the Company.

(c)Participant Obligation to Execute Release.

(i)Notwithstanding any provision herein to the contrary, the Company will have no obligation to provide any Severance Payments and Benefits (other than the Accrued Obligations) unless (A) within 60 days, or such shorter period as designated by the Company, following the Date of Termination of the Participant’s employment, the Participant executes and delivers to the Company a waiver and release of claims in favor of the Company and each Subsidiary and Affiliate and their respective officers, directors, employees and agents in the form prepared and presented by the Company from time to time (the “Release”) and (B) any applicable revocation period for such Release has expired during the 60-day period following the Participant’s Date of Termination (such period, the “Release Period”) without the Participant revoking such execution of such Release.

(ii)Any Severance Payments and Benefits that would otherwise have been made to a Participant during the Release Period but that are conditioned upon the execution and effectiveness of the Release shall be paid or provided on the next regularly administered pay period following the effectiveness of the applicable Release; provided that if the Release Period begins in one calendar year and ends in a second calendar year, any such Severance Payments and Benefits that are subject to Code Section 409A shall instead be paid in the second calendar year, subject to the execution and effectiveness of the Release. Notwithstanding the foregoing, any Severance Payments and Benefits that are in‑kind benefits provided pursuant to this Plan shall continue in effect after the Date of Termination pending the execution and delivery of the Release, but if the Release is not executed within the Release Period or is revoked during any revocation period, such in-kind benefits shall terminate immediately and the Participant shall reimburse the Company for the full cost of providing such in-kind benefits.

(d)No Limitation of Rights. Any forfeiture or repayment under this Section 6 is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company under applicable law.

(e)Committee Discretion. The Committee shall have the authority, in its sole discretion, to interpret and construe the provisions of this Section 6 and to make all determinations with respect hereto, including the determination of whether a Forfeiture Event has occurred, the timing of such Forfeiture Event and the amount and form of any forfeiture or reimbursement.

7.Other Provisions Applicable to Severance Payments and Benefits.

(a)Deferrals Included in Salary and Bonus. All references in this Plan to salary and Bonus mean those amounts before reduction pursuant to any deferred compensation plan or agreement.

(b)Payments and Benefits to Beneficiary Upon Participant’s Death. In the event of the death of a Participant, all payments and benefits hereunder due to such Participant shall be paid or provided to his or her Beneficiary.

(c)Transfers of Employment. Notwithstanding anything in this Plan to the contrary, a transfer of employment from the Company to a Subsidiary or an Affiliate or vice versa shall not be considered a termination of employment for purposes of this Plan.

(d)Right of Setoff. The Company may, to the extent permitted by applicable law and consistent with Code Section 409A, deduct from and set off against any amounts the Company may owe to the Participant from time to time, including amounts payable in connection with any Severance Payments and Benefits, amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, including but not limited to amounts owed under Section 6, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting the Severance Payments and Benefits under this Plan, the Participant agrees to any deduction or setoff under this Section 7(d).

8.Other Plans and Policies; Non-Duplication of Payments or Benefits.

(a)Superseded Agreements and Rights. This Plan and the documents referred to herein constitute the entire understanding between the Company and the Participant relating to Severance Payments and Benefits to be paid or provided to the Participant by the Company, and to the extent necessary or applicable supersede and cancel all prior agreements and understandings with respect to the subject matter of this Plan, other than (i) as expressly set forth in this Plan, (ii) as determined in writing by the Committee, or (iii) as expressly provided in a plan, program or arrangement of the Company which is established following the Effective Date and in which the Participant participates.

(b)Non‑Duplication of Payments and Benefits; Errors in Payment. The Participant shall not be entitled to any severance payment or benefit under this Plan which duplicates a payment or benefit received or receivable by the Participant under any employment or severance agreement, or any other plan, program or arrangement of the Company or any severance required by applicable law, regulation, sound business practices and customs. Payments made to the Participant under this Plan in error shall be returned to the Company and do not create a legally binding right to such payments.

9.Special Rules for Compliance with Code Section 409A. This Section 9 serves to help ensure compliance with applicable requirements of Code Section 409A. If the terms of this Section 9 conflict with other terms of this Plan, the terms of this Section 9 shall control.

(a)It is intended that all payments made pursuant to this Plan shall be exempt from Code Section 409A or otherwise comply with Code Section 409A and this Plan shall be interpreted and administered in a manner consistent with this intent.

(b)Notwithstanding any provisions in this Plan to the contrary, if at the time of the Participant’s separation from service within the meaning of Code Section 409A, the Participant is a “specified employee” (within the meaning of Code Section 409A and determined pursuant to policies adopted by the Company), then to the extent any payment or benefit that the Participant becomes entitled to under this Plan on account of the Participant’s “separation from service” (within the meaning of Code Section 409A) would be considered deferred compensation under Code Section 409A, amounts of such deferred compensation that would otherwise be payable pursuant to this Plan during the 6-month period immediately following the Participant’s separation from service (such payments, the “Delayed Payments”; such period the “Delay Period”) and benefits that constitute deferred compensation that would otherwise be provided pursuant to this Plan during the Delay Period (the “Delayed Benefits”) will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the Participant’s separation from service and (ii) the Participant’s death. If any Delayed Payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the Delay Period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(c)Each payment made under this Plan shall be treated as a separate payment and not one of a series of payments for purposes of Code Section 409A. Further, coverages provided during one taxable year will not affect the degree to which coverages will be provided in any other taxable year.

(d)To the extent that any payment or benefit described in this Plan constitutes “non-qualified deferred compensation” under Code Section 409A, and to the extent that such payment or benefit is payable upon the Participant’s termination of employment, then such payments or benefits shall be payable only upon the Participant’s “separation from service”. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Code Section 409A.

(e)In no event will a reimbursement under this Plan, if any, be made for any period after December 31 of the second calendar year following the Date of Termination. If any reimbursements (if any) or in-kind benefits provided by the Company pursuant to this Plan would constitute deferred compensation for purposes of Code Section 409A, such reimbursements or in-kind benefits will be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, will be determined pursuant to the terms of this Plan and the Company’s policies and will be limited to Participant’s lifetime and the lifetime of Participant’s eligible dependents; (ii) the amounts eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) Participant’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

10.Administration; Claims Procedure. Subject to Section 11(e) hereof, this Plan shall be interpreted, administered and operated by the Committee, which shall have complete authority, subject to the express provisions of this Plan, to interpret this Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of this Plan), to prescribe, amend and rescind rules and regulations relating to this Plan, to make findings (including factual findings) with respect to any issue arising under this Plan, to determine the rights and status under this Plan of Participants, Beneficiaries or other persons, to resolve questions (including factual questions) or disputes arising under this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may delegate any of its duties hereunder to a subcommittee, or to such Person or Persons from time to time as it may designate. All decisions, interpretations and other actions of the Committee shall be final, conclusive and binding on all parties who have an interest in this Plan. No member of the Committee, nor any person acting pursuant to authority delegated by the Committee, shall be liable for any action, omission, or determination relating to this Plan, and the Company shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee and each person to whom any duty or power relating to the administration or interpretation of this Plan has been delegated, against any cost or liability arising out of any action, omission or determination relating to this Plan, unless, in either case, such action, omission, or determination was taken or made by such member or other person acting pursuant to authority delegated by the Committee in bad faith and without reasonable belief that it was in the best interests of the Company. Claims for benefits under the Plan shall be processed in accordance with the procedures set forth below.

(a)For purposes of this Section 10, “Committee” shall mean the Committee or, to the extent permitted by applicable law and stock exchange requirements, its delegate. The Committee has the exclusive right to determine eligibility for benefits under the Plan and to deny or grant a claim, in whole or in part. All claim determinations shall be made by the Committee in a uniform and nondiscriminatory manner in accordance with the Plan provisions. The Committee’s decision on a claim for benefits is final and binding on all persons.

(b)Any Participant or the Participant’s authorized representative who believes the Participant may be eligible for benefits under this Plan may file a claim for benefits to which the claimant believes he or she is entitled. Claims under this Plan must be made in writing and delivered to the Committee, in person or by mail, postage prepaid. When a claim has been properly filed, the Committee shall, within 90 days after receipt of such claim, send to the claimant notice of the grant or denial, in whole or in part, of such claim unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial period. If such extension is necessary, the claimant will be given notice to this effect prior to the expiration of the initial 90-day period. Any notice of extension shall set forth the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision on the application for benefits.

(c)The Committee will provide the claimant with written notice in which the claimant shall be advised as to whether the claim is granted or denied, in whole or in part. If a claim is denied, in whole or in part, the notice shall contain: (i) the specific reasons for the denial; (ii) references to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the Plan’s claim review procedure, the time limits applicable under the procedures, and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (if applicable) following an adverse benefit determination on appeal.

(d)If a claim is denied, in whole or in part, the claimant shall have the right to request that the Committee review the denial, provided that the claimant files a written request for review with the Committee no later than 60 days after the date on which the claimant received written notification of the denial. The request for a review shall be in writing and shall be addressed to the Committee at the Company’s principal office. The request for review shall set forth all of the grounds on which it is based, all facts in support of the request and any other matters which the claimant deems pertinent. The Committee may require the claimant to submit such additional facts, documents or other material as it may deem necessary or appropriate in making its review. The claimant may submit written comments, documents, records and other information related to the benefit claim on appeal. The claimant must be provided, upon request and free of charge, reasonable access to and copies of any and all records, documents or information on which the Committee based its determination (the “Relevant Records”).

(e)The Committee will provide the claimant with written notification of the benefit determination on review within 60 days after a request for review is received, unless special circumstances require an extension of time for processing the review, in which case the Committee shall give the claimant written notification within the initial 60-day period specifying the reasons for the extension and when such review shall be completed (provided that such review shall be completed within 120 days after the date on which the request for review was filed). If the Committee denies the claim on review, in whole or in part, the notification will set forth, in a manner calculated to be understood by the claimant: (i) the specific reason or reasons for the denial; (ii) specific references to the Plan provisions on which the denial is based; (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all Relevant Records; and (iv) a description of the claimant’s right to obtain information about such procedures and a statement regarding the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (if applicable) following the denial on appeal.

11.Miscellaneous.

(a)Assignment; Non‑Transferability. No right of a Participant to any payment or benefit under this Plan shall be subject to assignment, anticipation, alienation, sale, transfer, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or of any Beneficiary of the Participant. The terms and conditions of this Plan shall be binding on the successors and assigns of the Company. The Company’s Subsidiaries and Affiliates are third party beneficiaries to this Plan and to the extent any violation of this Plan shall cause them direct harm, they shall have a right to enforce this Plan and any related agreements in accordance with their respective terms.

(b)Withholding. The Company shall have the right to deduct from all payments hereunder any taxes, deductions or withholdings required by law to be withheld therefrom. Notwithstanding any other provision of this Plan, the Company shall not be obligated to guarantee any particular tax result for a Participant with respect to any payment or benefit provided to the Participant hereunder, and the Participant shall be responsible for any taxes imposed on the Participant with respect to any such payment or benefit.

(c)No Right to Employment. Nothing in this Plan shall be construed as altering the Participant’s status as an employee at-will or giving any person the right to be retained in the employment of the Company or its Subsidiaries or Affiliates, nor shall it affect the right of the Company to dismiss a Participant without any liability except as provided in this Plan.

(d)Amendment and Termination. The Board may amend or terminate this Plan at any time; provided, however, that no such amendment or termination may adversely affect any Participant without such Participant’s prior written consent unless the Company provides at least four months’ advance written notice of such amendment or termination to such adversely-affected Participant.

(e)Governing Law. The validity and effect of this Plan shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota, without regard to any conflict-of-law rule or principle that would give effect to the laws of another jurisdiction. Any dispute, controversy, or question of interpretation arising under, out of, in connection with, or in relation to this Plan or any amendments hereof, or any breach or default hereunder, shall be submitted to, and determined and settled by, litigation in the state or federal courts in Minnesota. The Participant and the Company hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in Minnesota. Each of the Participant and the Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any litigation in Minnesota.

(f)No Duty to Mitigate. No Participant shall be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Company or its Subsidiaries becomes obligated to make under this Plan, and, except as expressly provided in this Plan, amounts or other benefits to be paid or provided to a Participant pursuant to this Plan shall not be reduced by reason of the Participant’s obtaining other employment or receiving similar payments or benefits from another employer.

(g)Participants Outside the United States. The Committee may modify the terms and conditions of participation of any Participant who is then resident or primarily employed outside the United States or is subject to taxation by a non‑U.S. jurisdiction in any manner deemed by the Committee to be necessary or appropriate in order that such terms and conditions shall conform to the laws, regulations, sound business practices or customs of the country in which the Participant is then resident or primarily employed.

(h)Effect of Invalidity of Provision. If any provision contained in this Plan, or any part thereof, is construed to be invalid or unenforceable, the same shall not affect the remainder of the provisions, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such provisions and, in its reduced form, said provision shall then be enforceable.

(i)Legal Fees. In the event of a dispute by the Company, a Participant or others as to the validity or enforceability of, or liability under, any provision of this Plan, the Company shall reimburse the Participant for all reasonable legal fees and expenses incurred by the Participant if the Participant prevails on the merits in the dispute resolution process, and if the Participant does not so prevail, the Participant and the Company shall be responsible for their respective legal fees and expenses.

EXHIBIT A

I acknowledge and agree that: (1) I have been designated as a Participant under the Hormel Foods Corporation Executive Severance Plan (as amended or amended and restated from time to time, the “Plan”), (2) any payment, rights or benefits under the Plan are subject to all of the terms and conditions of the Plan, (3) I consent to be bound by the terms of the Plan, including, but not limited to, its clawback provisions (and consent to fully cooperate with Hormel Foods Corporation (the “Company”) in connection with any of my obligations pursuant to the Plan), and (4) this acknowledgement (“Acknowledgement”) and the Plan (together with those agreements and documents expressly referred to herein and therein, specifically for the purposes referred to herein) constitute the entire agreement between me and the Company regarding the subject matter hereof and thereof.

Participant: By: Name: Title: Date:

SCHEDULE OF PARTICIPANTS AND SEVERANCE FACTORS

Participant Tier (By Name or Title)	Severance Factor
Chief Executive Officer	2 times
Positions designated by the Compensation Committee as members of the Company’s Senior Leadership Team	1 times

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